Exhibit 10.1

April 21, 2014	REVISED

Werner Kroll, Ph.D.
233 Rice Road
Wayland, MA 01778

Dear Werner:

We are pleased to extend the following offer of employment to you:

Title:	Senior Vice President, Research & Development

Reporting to:	Doug Bryant, President & CEO

Compensation:	$12,692.30 bi-weekly ($330,000 annualized)

Annual Bonus:
You will participate in the bonus plan with a target bonus of 50% at achievement of plan. The 2014 Leadership Incentive Compensation Plan (ICP) allows for payment ranging from zero to 150% of target, based on achievement of financial and corporate impact goals. Participation in 2014 will be prorated based on your start date.

New Hire Equity:
You will receive a new hire grant equal to $500,000 in total value with half of such value awarded in the form of non-qualified stock options (vesting over four years with 50% vesting on the second anniversary of the grant date and annually thereafter) and half of such value in the form of time-based restricted stock (cliff vesting at the end of four years). The purchase price will be the closing NASDAQ market price of Quidel’s stock on your actual start date. From time-to-time, and at the Board's sole discretion, additional equity awards may be granted that are commensurate with an executive’s contributions. It is anticipated that this practice will continue.

Retention Equity:
You will receive an additional grant equal to $400,000 in total value in the form of time-based restricted stock. Unlike your new hire grant, this retention equity will vest over 8 years with the first 25% vesting on the fifth anniversary of the grant date, and 25% per year vesting annually thereafter. Should you be involuntarily terminated by Quidel, not because of a Change in Control nor for cause, this grant will continue to vest as agreed. The grant date for the retention equity will be your actual start date. The NASDAQ closing price on your start date will serve as the price for calculating the number of shares granted.

Relocation:	You will receive $100,000 (net), payable as a lump sum in your first paycheck. In addition, Quidel will pay for up to 90 days of temporary housing.

Vacation:
Vacation for employees at the director level and above is untracked. That means there is no accrual account but instead you take vacation in consultation with your supervisor as your work allows. Members of the leadership team take an average of four weeks of vacation per year.

Change in Control

Agreement:	You will be provided with change of control protection as outlined for other officers. Details of this protection are contained in the attached Agreement re: Change in Control.

Start Date:	TBD

In addition to the above, as a Quidel employee, you will be eligible to participate in our benefits programs, which will take effect on your first day of employment. A summary of these benefits is enclosed. The specific details of these benefit plans will be provided to you upon your employment.

As a condition of employment with Quidel Corporation, you will be required to: (1) read, sign and return one copy of the enclosed Invention and Confidential Information Agreement; (2) on your first day of employment, provide original documents from the enclosed List of Acceptable Documents (I-9) which prove your identity and right to work in the United States; (3) read, sign and return one copy of the “Certificate of Acknowledgement” of the enclosed Employee Code of Conduct; and (4) complete and return the enclosed VETS-100 Form.

This offer of employment is contingent upon successfully passing a pre-employment drug screen, background and reference check. We will be in contact with you to set up your drug screen appointment, which must be completed as soon as reasonably possible.

Quidel Corporation is an at-will employer. This means that you have the right to terminate your employment with Quidel at any time, for any reason, with or without notice. Similarly, Quidel has the right to terminate the employment relationship at any time, for any reason, with or without notice. Any contrary representations, which may have been made to you, are superseded by this offer. Any modifications to this “at-will” term of your employment must be in writing and signed by you and Quidel’s President & CEO.

If you should voluntarily leave the company within two years of beginning work, or two years of receiving relocation assistance, whichever is later, you will be required to repay all relocation expenses covered by Quidel. Repayment in full is required through the first year.  Repayment in the second year is prorated.  You must make this repayment within 30 days of providing notice of your resignation.

This offer expires at the end of this week. Please indicate your acceptance of our offer by signing and returning a copy of this letter to Human Resources as soon as possible.

Werner, on behalf of Quidel’s shareholders and board of directors, we look forward to having you join us as we work together to provide quality products to the medical community and to create value for the employees and shareholders of Quidel Corporation.

Sincerely,

/s/ Phyllis Huckabee
Vice President, Human Resources

cc:    Douglas C. Bryant, President & CEO
Human Resources (for file)

Enclosures

I have read, understand and accept these terms and conditions of employment. I further understand that while my salary, benefits, job title and job duties may change from time to time without a written modification of this agreement, the at-will term of my employment is a term of employment which cannot be altered or modified except in writing, signed by me and Quidel’s President & CEO.

/s/ Werner Kroll	4/24/14

Signature	Date